The Bond Fund of America
333 South Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and 74U2, 74V1 and 74V2 complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$1,505,354
Class B	$77,235
Class C	$136,921
Class F-1	$183,086
Class F-2	$1,971
Total	$1,904,567
Class 529-A	$34,549
Class 529-B	$4,096
Class 529-C	$14,236
Class 529-E	$1,715
Class 529-F-1	$1,624
Class R-1	$4,662
Class R-2	$35,404
Class R-3	$59,775
Class R-4	$47,010
Class R-5	$46,110
Total	$2,153,748

Item 73A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.7475
Class B	$0.6587
Class C	$0.6537
Class F-1	$0.7488
Class F-2	$0.3689
Class 529-A	$0.7427
Class 529-B	$0.6456
Class 529-C	$0.6467
Class 529-E	$0.7076
Class 529-F-1	$0.7676
Class R-1	$0.6535
Class R-2	$0.6435
Class R-3	$0.7093
Class R-4	$0.7463
Class R-5	$0.7821

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	2,044,250
Class B	114,102
Class C	211,432
Class F-1	246,663
Class F-2	9,171
Total	2,625,618
Class 529-A	50,877
Class 529-B	6,643
Class 529-C	24,006
Class 529-E	2,668
Class 529-F-1	2,407
Class R-1	8,136
Class R-2	57,261
Class R-3	87,336
Class R-4	65,699
Class R-5	62,048
Total	2,992,699

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$10.76
Class B	$10.76
Class C	$10.76
Class F-1	$10.76
Class F-2	$10.76
Class 529-A	$10.76
Class 529-B	$10.76
Class 529-C	$10.76
Class 529-E	$10.76
Class 529-F-1	$10.76
Class R-1	$10.76
Class R-2	$10.76
Class R-3	$10.76
Class R-4	$10.76
Class R-5	$10.76